Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-122414, 333-65054, 333-55578, 333-83233 on form S-8 and Nos. 333-119274, 333-109929, 333-115128, 333-139590 and 333-139109 on form S-3 of our report dated March 2, 2008, relating to the financial statements of priceline.com Incorporated and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and includes an explanatory paragraph relating to the restatement discussed in Note 21 to the consolidated financial statements) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Stamford, Connecticut

March 2, 2008